Press Release For Immediate Release NYSE Trading Symbol: UDR	Contact: Larry Thede Phone: 720.283.2450	Email: Web:	ir@udr.com www.udr.com

UDR ANNOUNCES FOURTH QUARTER 2008 RESULTS

•	Quarterly FFO of $0.37 per diluted share

•	Same community revenue growth of 1.8 percent year-over-year

•	Same community occupancy at 94.6 percent

DENVER, CO (February 9, 2009) UDR, Inc. (NYSE: UDR) today reported Funds From Operations (“FFO”) of $58.2 million for the quarter ended December 31, 2008, versus $58.3 million for the same period a year ago. The results produced FFO of $0.37 per share (diluted), compared to FFO of $0.37 per share (diluted) for the same period a year ago. 2007 and 2008 per share amounts have been reduced by $0.03 per diluted share to reflect the issuance of 11.4 million shares of common stock in connection with the Company’s January 29, 2009 special dividend. 2008 fourth quarter results include a net gain of $10 million from debt repurchases partially offset by one-time charges, with an impact to FFO of $0.06 per share.

“In response to deteriorating economic conditions, we’ve taken aggressive steps to better position UDR,” stated Thomas W. Toomey, President and Chief Executive Officer. “In the fourth quarter of 2008, we secured $714 million of new capital and took action to reduce our cost structure. In the first quarter of 2009, we’ve been able to expand existing credit facilities by $240 million, giving us a total of $1.3 billion of cash and credit capacity. These actions give us flexibility during a period of uncertainty.”

Significant Fourth Quarter Activity

During the fourth quarter, UDR completed a number of initiatives to strengthen its balance sheet and reduce its cost structure, which resulted in a net gain of $10 million, or $0.06 per diluted share, for the quarter. These initiatives included:

•	The repurchase of $78.7 million of the Company’s 2011 convertible debt. These notes, with a maturity of September 15, 2011, were purchased for a total of $56.7 million — a 28 percent discount to par — resulting in a net gain after expenses of $20.6 million and an average yield to maturity of 16.5 percent.

•	The prepayment of an existing $139 million Fannie Mae credit facility, which resulted in a one-time charge of $4.7 million.

•	Actions to streamline the Company’s cost structure, which resulted in one-time charges totaling $6.4 million for the fourth quarter. Initiatives included eliminating certain employee positions, renegotiating or cancelling certain operating leases, exiting the condo business and terminating a pre-sale development project in Orlando.

Operations:

“The fundamentals of our business continue to reflect the effects of job losses across the U.S.,” said Jerry Davis, Senior Vice President, Operations. “Our full-year same-store revenue growth was 3.6 percent; however, fourth quarter growth, while positive, slowed to 1.8 percent. While our full-year expense growth was 3.1 percent, our fourth-quarter expenses grew 6.8 percent. This was due to very favorable real estate tax appeals and insurance experience in the fourth quarter of 2007 which were not duplicated in 2008.”

“We anticipate that 2009 will be a difficult year; however, we expect to benefit from previous investments in technology; a strong and experienced operating team; and the effects of our recent portfolio transformation, which positions us well in terms of the location, quality and price point of our communities,” Davis added.

Same community results are summarized below:

Portfolio Operating Performance and Same-community Results
Fourth Quarter 2008 vs. Fourth Quarter 2007

	Revenue	Expense	NOI	% of Same-community	Total Community
Region	Growth	Growth	Growth	Portfolio*	Homes**
Western	3.7%	3.3%	3.8%	50.5%	15,497
Mid-Atlantic	1.7%	8.9%	-1.2%	23.7%	10,886
Southeastern	-1.6%	10.3%	-7.6%	21.8%	12,144
Southwestern	0.4%	12.5%	-4.6%	4.0%	5,861
Total	1.8%	6.8%	-0.4%	100.0%	44,388

• Based on YTD 2008 NOI
** During the fourth quarter, 33,440 apartment homes, or 75% of total apartment homes, were classified as same-community. The Company defines same-community as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Same-community Results
($000s, except rents & fees and total income per occupied home)
	4th Qtr '08	4th Qtr '07	% Change
Rent and other income	$113,619	$112,021	1.4
Concessions	401	831	-51.7
Bad debt	544	494	10.1

Total income	112,674	110,696	1.8
Expenses	35,703	33,418	6.8

Net operating income	$76,971	$77,278	-0.4

Total monthly income per occupied home	$1,187	$1,169	150 bps
Average physical occupancy	94.6%	94.4%	20 bps
Operating margin	68.3%	69.8%	-150 bps
Resident credit loss, % of effective rent	0.5%	0.5%	No change

Comparing fourth quarter 2008 to fourth quarter 2007 on a same-community basis, 68% of the mature markets generated positive revenue growth.

Same-community Results, Quarter/Sequential Quarter

($000s, except rents & fees and total income per occupied home)

	4th Qtr '08	3rd Qtr '08	% Change

Rent and other income	$113,619	$114,625	-0.9
Concessions	401	398	0.8
Bad debt	544	616	-11.7

Total income	112,674	113,611	-0.8
Expenses	35,703	37,586	-5.0

Net operating income	$76,971	$76,025	1.2

Total monthly income per occupied home	$1,187	$1,191	-30 bps
Average physical occupancy	94.6%	95.1%	-50 bps
Operating margin	68.3%	66.9%	140 bps
Resident credit loss, % of effective rent	0.5%	0.6%	-10 bps

Redevelopment/Development Update

The Company has approximately $454 million of active development and predevelopment projects underway, comprising 2,970 homes, with two-thirds of the projects scheduled for delivery in 2010. To date, the Company has construction loans in place for all but one of the projects and is currently negotiating for the remaining $43 million of required financing.

Capital Markets:

During the fourth quarter of 2008, UDR secured a total of $714 million in new capital, as shown in the table below:

Funding Secured in 4Q 2008 ($000s)
Equity Offering	$194,000
Agency Financing	438,000
Construction Financing	82,000
TOTAL:	$714,000

At December 31, 2008, the Company had access to $778 million of capital from cash and undrawn credit facilities.

During the first quarter of 2009, the Company further expanded its credit facilities, which, when added to other existing resources, increased the total of available financial resources to $1.3 billion.

Cash and Available Credit Capacity ($000s)
Cash/				Available
Facility	Maturity		Total Capacity	1/31/09
Cash	—	—	$35,000	$35,000
Note Receivable [1]	6/2009	Secured	200,000	200,000
Line of Credit	7/2012	Unsecured	600,000	415,800
FNMA	11/2018	Secured	275,000	275,000
Keybank [2]	5/2012	Secured	140,000	140,000

TOTAL			$1,250,000	$1,065,800

(1) Reflects note receivable due in June 2009 from the 2008 portfolio sale

(2) Maturity can be extended to 2018

Debt Maturities

In 2009, the Company has $390 million of debt maturities. Of this:

•	$50 million was paid in January 2009;

•	$200 million will be paid with the proceeds from the note receivable;

•	$110 million will be extended for one year in accordance with existing loan terms; and

•	The balance of $30 million will be funded using existing credit facilities.

At the end of 2009, the Company expects to have access to $836 million of undrawn facility commitments.

In 2010, the Company has $439 million of debt maturities, including a pro-rata share of joint-venture debt equal to $42 million.  Of the $439 million:

•	$90 million of consolidated and joint-venture debt can be extended for one year in accordance with existing loan terms; and

•	$349 million will be funded using $95 million from existing agency financing and $254 million from the Company’s line of credit.

At the end of 2010, the Company expects to have access to $487 million of undrawn facility commitments.

Recent Events

During the first quarter of 2009, the Company has repurchased to date $45.3 million of its outstanding debt. Of this, $27 million was purchased at a discount to par of 20.6 percent and at an average yield to maturity of 13.4 percent, including:

•	$19.5 million of the $250 million/3.625 percent Convertible Notes due 9/15/2011;

•	$5.0 million of the $250 million/4.00 percent Convertible Notes due 1/15/2011; and

•	$2.5 million of the $125 million/6.05 percent Medium Term Notes due 6/1/2013.

This is expected to deliver a net gain of $5.2 million in the first quarter.

The remaining $18.3 million of the repurchase activity was UDR’s $200 million/6.50 percent Notes due 6/15/2009. This is expected to result in interest savings of approximately $495,000 in 2009.

Special Dividend

On January 29 the Company paid a special dividend of $1.29 per share on its common stock to shareholders of record on December 9, 2008. The terms of the special dividend, including the ability of shareholders to elect to receive the special dividend in the form of cash or shares of UDR’s common stock, and a limitation on the aggregate amount of cash included in the special dividend, were described in detail in the prospectus filed with the Securities and Exchange Commission on December 9, 2008.

The special dividend consisted of approximately $44 million in cash and 11,358,042 shares of common stock.

Accounting principles generally accepted in the United States (GAAP) allow all reported per share data, for current and prior periods, to be adjusted to reflect the issuance of the shares in connection with the special dividend as if such shares had been issued at the beginning of the earliest period presented. The issuance of 11,358,042 shares of UDR’s common stock pursuant to this special dividend resulted in an effective increase of 8.27 percent in shares outstanding on the record date of December 9, 2008. Share and per share information prior to the special dividend has been adjusted to reflect this effective increase in shares. Accordingly, 2008 FFO was $1.39 per diluted share and the recurring annual dividend was $1.22 per diluted share.

2009 Guidance

The Company believes that financial results for 2009 will be affected by ongoing uncertainty related to international, national and regional economic trends and events, credit market volatility, projected job losses in key markets, financing activities, and other factors. For full year 2009, the Company is estimating FFO of $1.23 — $1.35 per diluted share, same-store revenue decline of 1.0 percent to 3.0 percent, expense growth of 1.5 to 2.5 percent, and NOI decline of 3.0 percent to 5.0 percent. All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team.

FFO estimates for 2009 do not include the impact from the mandatory adoption of FASB Staff Position APB 14-1. APB14-1 requires companies to expense on a current and retroactive basis certain implied costs of the option value related to convertible debt and is effective for fiscal years beginning on or after December 15, 2008. Adoption of APB 14-1 will result in the recognition of noncash charges; while this will affect FFO, it will have no material impact on the Company’s debt coverage ratios or debt covenants. Upon adoption of APB 14-1, retroactive application for all periods presented is required, and the Company will adjust its FFO guidance accordingly.

Supplemental Information

The Company offers Supplemental Financial Information that provides details regarding the financial position and operating results of the Company. This Supplemental Information is available on the Company’s website at: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=103025

Conference Call Information

Date: February 10, 2009
Time:	1:00 p.m. Eastern Time

To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 800-218-8862
International: 303-262-2141
If you have any questions, please contact:
Rebecca Winning: 720-283-6121
E-mail: rwinning@udr.com

To Access the Conference Call Playback:
Domestic: 800-405-2236
International: 303-590-3000
Passcode: 11125953#
The playback can be accessed through February 17th, 2009.

Webcast
The conference call will also be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. A replay of the call will be available for 90 days on UDR’s website.

Full Text of the Earnings Report and Supplemental Data
Internet — The full text of the earnings report and supplemental data will be available immediately following the earnings release to the wire services on February 9th at the UDR web site, www.udr.com.

Mail — For those without Internet access, the fourth quarter 2008 earnings release will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6121.

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2008, UDR owned 44,388 apartment homes and had 2,242 homes under development and another 289 homes under contract for development in its pre-sale program. For over 35 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

This press release does not constitute an offer of any securities for sale. Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, expectations concerning the collection of the note receivable from the 2008 portfolio sale, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, including expectations that the Company will be able to secure one of more institutional investor-partners, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2008	2007	2008	2007
Rental income	$149,453	$125,128	$563,408	$501,618
Rental expenses:
Real estate taxes and insurance	19,217	13,232	68,428	59,036
Personnel	12,149	10,312	48,672	43,038
Utilities	7,284	6,368	29,301	26,147
Repair and maintenance	7,787	6,708	30,333	27,342
Administrative and marketing	3,853	3,243	14,640	13,009
Property management	4,110	3,441	15,494	13,792
Other operating expenses	1,381	496	4,563	1,442
	55,781	43,800	211,431	183,806
Non-property income:
Loss from unconsolidated entities (1)	(326)	(720)	(3,612)	(1,589)
Tax benefit for taxable REIT subsidiary	3,970	3,478	9,713	17,110
Other income	5,904	2,565	27,190	4,320

	9,548	5,323	33,291	19,841
Other expenses:
Real estate depreciation and amortization	71,491	50,914	251,984	191,478
Interest	40,249	41,650	158,702	161,761
Net gain on debt extinguishment	(21,044)	—	(29,639)	—
Prepayment penalty on debt restructure	4,201	—	4,201	—

Total interest	23,406	41,650	133,264	161,761
Hurricane related expenses	477	—	1,310	—
General and administrative	17,385	11,913	47,179	39,566
Severance costs and other restructuring charges	912	3,636	653	4,333
Other depreciation and amortization	1,853	841	4,866	3,077
	115,524	108,954	439,256	400,215
Loss before minority interests and discontinued operations	(12,304)	(22,303)	(53,988)	(62,562)
Minority interests of outside partnerships	(66)	(40)	(202)	(152)
Minority interests of unitholders in operating partnerships	583	(4,787)	2,429	(1,902)
Net gain on the sale of depreciable property to a joint venture	—	113,799	—	113,799

Income/(loss) before discontinued operations, net of minority interests	(11,787)	86,669	(51,761)	49,183
(Loss)/income from discontinued operations, net of minority interests (2)	(708)	17,321	776,607	172,165

Net income	(12,495)	103,990	724,846	221,348
Distributions to preferred stockholders — Series B	—	—	—	(4,819)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)	(3,724)	(3,724)
Distributions to preferred stockholders — Series G	(1,869)	(2,253)	(8,414)	(5,367)
Discount/(premium) on preferred stock repurchases, net	—	—	3,056	(2,261)
Net income available to common stockholders	$(15,295)	$100,806	$715,764	$205,177

Earnings per weighted average common share — basic and diluted: (3)
Income/(loss) from continuing operations available to common stockholders,
net of minority interests	($0.10)	$0.58	($0.42)	$0.23
(Loss)/income from discontinued operations, net of minority interests	($0.00)	$0.12	$5.50	$1.18
Net income available to common stockholders	($0.10)	$0.70	$5.08	$1.41
Earnings per weighted average common share — diluted: (3)
Loss from continuing operations available to common stockholders,
net of minority interests	($0.10)	$0.58	($0.42)	$0.23
Income from discontinued operations, net of minority interests	($0.00)	$0.12	$5.50	$1.18
Net income available to common stockholders	($0.10)	$0.70	$5.08	$1.41
Common distributions declared per share (3)	$1.191	$0.305	$2.106	$1.219
Weighted average number of common shares outstanding — basic (3)	146,067	143,981	140,982	145,092
Weighted average number of common shares outstanding — diluted (3)	146,067	143,981	140,982	145,092

(1) Includes approximately $665,000 of hurricane-related expenses for the twelve months ended December 31, 2008.
(2) Discontinued operations represents all properties sold and properties that are currently classified as held for disposition at December 31, 2008, except for nine operating properties sold to a joint venture in the fourth quarter of 2007 that have been included in continuing operations in accordance with the provisions of FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and EITF No. 03-13.
(3) Amounts for all periods represented have been adjusted to reflect the issuance of 11.4 million common shares issued in connection with the Company’s January 29, 2009 special dividend.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2008	2007	2008	2007
Net income	$(12,495)	$103,990	$724,846	$221,348
Distributions to preferred stockholders	(2,800)	(3,184)	(12,138)	(13,910)
Real estate depreciation and amortization, including discontinued operations	71,491	64,183	251,984	257,450
Minority interest, including discontinued operations	(611)	5,783	28,574	11,807
Real estate depreciation and amortization on unconsolidated joint ventures	1,138	807	4,502	1,980
Net gains on the sale of depreciable property to a joint venture	—	(113,799)	—	(113,799)
Net loss/(gains) on the sale of depreciable property in discontinued operations, excluding RE3	497	(382)	(787,058)	(117,468)
Funds from operations (“FFO”) — basic	$57,220	$57,398	$210,710	$247,408

Distribution to preferred stockholders — Series E (Convertible)	931	931	3,724	3,724
Funds from operations — diluted	$58,151	$58,329	$214,434	$251,132

Weighted average number of common shares and OP Units outstanding — basic (1)	155,073	152,247	150,457	153,496
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted (1)	159,009	157,801	154,715	159,365
FFO per common share — basic (1)	$0.37	$0.38	$1.40	$1.61

FFO per common share — diluted (1)	$0.37	$0.37	$1.39	$1.58

(1) Amounts for all periods represented have been adjusted to reflect the issuance of 11.4 million common shares issued in connection with the Company’s January 29, 2009 special dividend.

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Attachment 3

UDR
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
In thousands, except share and per share amounts	2008	2007
ASSETS
Real estate owned:
Real estate held for investment	$5,644,930	$4,186,360
Less: accumulated depreciation	(1,078,637)	(832,598)

	4,566,293	3,353,762
Real estate under development
(net of accumulated depreciation of $52 and $963)	186,771	343,768
Real estate held for disposition
(net of accumulated depreciation of $0 and $538,198)	-	887,192

Total real estate owned, net of accumulated depreciation	4,753,064	4,584,722
Cash and cash equivalents	12,740	3,219
Restricted cash	7,726	4,847
Deferred financing costs, net	29,658	34,136
Notes receivable	207,450	12,655
Investment in unconsolidated joint ventures	47,048	48,264
Escrow - 1031 exchange funds	-	56,217
Other assets	85,842	53,730
Other assets — real estate held for disposition	767	3,331

Total assets	$5,144,295	$4,801,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,462,471	$910,611
Secured debt — real estate held for disposition	-	227,325
Unsecured debt	1,811,576	2,364,740
Real estate taxes payable	14,035	8,922
Accrued interest payable	20,744	27,999
Security deposits and prepaid rent	28,829	22,061
Distributions payable	57,144	49,152
Deferred gains on the sale of depreciable property	28,845	28,690
Accounts payable, accrued expenses, and other liabilities	71,395	52,070
Other liabilities — real estate held for disposition	1,204	28,110
Total liabilities	3,496,243	3,719,680
Minority interests	59,458	62,049
Stockholders’ equity (1)
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2007)	46,571	46,571
4,430,700 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (5,400,000 shares at December 31, 2007)	110,768	135,000
Common stock, $0.01 par value; 250,000,000 shares authorized
148,781,115 shares issued and outstanding (144,336,438 shares
at December 31, 2007)	1,488	1,443
Additional paid-in capital	1,818,269	1,753,472
Distributions in excess of net income	(375,787)	(916,280)
Accumulated other comprehensive income/(loss), net	(12,715)	(814)
Total stockholders’ equity	1,588,594	1,019,392

Total liabilities and stockholders’ equity	$5,144,295	$4,801,121

(1) Amounts for all periods represented have been adjusted to reflect the issuance of 11.4 million common shares issued in connection with the Company’s January 29, 2009 special dividend.